Exhibit "A"

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the "Agreement") is made and entered into this 9th day of January, 2008, by and between ACTION INDUSTRIES, INC., a newly formed Nevada corporation ("AIN"), and ACTION INDUSTIRES, INC., a Georgia corporation ("Action") (said corporations being hereinafter sometimes collectively referred to as the "Constituent Corporations").

W I T N E S S E T H:

WHEREAS, Action has authorized capital stock consisting of: (i) 100,000,000 shares of $.001 par value common stock ("Action Common Stock"), of which 11,300,000 shares were issued and outstanding as of January 1, 2008;

WHEREAS, AIN has authorized capital stock consisting of: (i) 100,000,000 shares of common stock, $.001 par value ("AIN Common Stock"), of which 100 shares are issued and outstanding, and (ii) 10,000,000 shares of $.001 par value preferred stock, none of which are issued and outstanding;

WHEREAS, all the outstanding common stock of AIN are owned by Action; and AIN is Action's wholly owned subsidiary;

WHEREAS, the laws of the State of Georgia and the State of Nevada permit a merger of the Constituent Corporations;

WHEREAS, the Boards of Directors of each of the Constituent Corporations have determined that it is advisable and for the benefit of each of the Constituent Corporations and their respective shareholders that Action be merged with and into AIN on the terms and conditions hereinafter set forth, and by resolutions duly adopted have agreed to the terms and conditions of this Agreement; and directed that the proposed merger be submitted to the shareholders of Action and recommended to such shareholders approval of the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, promises and covenants contained herein, it is agreed by and between the parties hereto, subject to the conditions hereinafter set forth and in accordance with the Nevada Corporation Code (the "Code"), that Action shall be and hereby is, at the Effective Date (as hereinafter defined), merged with and into AIN (AIN subsequent to such merger being hereinafter sometimes referred to as the "Surviving Corporation"), with the corporate existence of the Surviving Corporation to be continued under the name "Action Industries, Inc.," and that the terms and conditions of the merger hereby agreed upon, the mode of carrying the same into effect, the manner of converting shares are and shall be as follows:

Section 1.

Merger

1.1

On the Effective Date, Action shall be merged with and into AIN, and AIN shall continue in existence and the merger shall in all respects have the effect provided for in Section 78.450 et seq. of the Nevada Corporation Code.

1.2

Without limiting the foregoing, on and after the Effective Date, the separate existence of Action shall cease, and, in accordance with the terms of this Agreement, the title to all real estate and other property owned by each of the Constituent Corporations shall be vested in the Surviving Corporation without reversion or impairment; the Surviving Corporation shall have all liabilities of each of the Constituent Corporations; and any proceeding pending against any Constituent Corporation may be continued as if the merger did not occur or the Surviving Corporation may be substituted in its place.

1.3

Prior to and from and after the Effective Date, the Constituent Corporations shall take all such action as shall be necessary or appropriate in order to effectuate the merger.  If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other actions are necessary, appropriate or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of Action, the last acting officers of Action, or the corresponding officers of the Surviving Corporation, shall and will execute and make all such proper assignments and assurances and take all action necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

Section 2.

Terms of Transaction

2.1

Upon the Effective Date:

(a)

The shareholders of Action shall, within 30 days of the Effective Date, submit their certificates for Action common stock to AIN for replacement with AIN common stock.  Each share of Action Common Stock submitted shall thereupon be converted into 1 share of AIN Common Stock, subject to the provisions of Section 2.2 below, the shares of Common Stock of the Surviving Corporation required for such purpose being drawn from authorized but unissued shares of the Surviving Corporation.

(b)

Each share of Action Common Stock held in the treasury of Action immediately prior to the Effective Date of the merger shall by virtue of the merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist without any conversion thereof.

(c)

Each share of AIN Common Stock outstanding and owned of record by its shareholders, if any, immediately prior to the Effective Date shall remain outstanding.

2.2

After the Effective Date, each holder of an outstanding certificate or certificates of Action Common Stock will, upon surrender of such certificate or certificates, within 30 days of the Effective Date be entitled to a certificate or certificates representing shares equal to the same number of shares of AIN Common Stock.  After the Effective Date certificates representing shares of Action common stock which are not submitted to the Surviving Corporation within 30 days of the Effective Date shall be automatically converted to shares of AIN in accordance with the terms of this paragraph.

Section 3.

Directors and Officers

The persons who are directors and officers of AIN immediately prior to the Effective Date shall continue as the directors and officers of the Surviving Corporation and shall continue to hold office as provided in the bylaws of the Surviving Corporation.

Section 4.

Articles of Incorporation and Bylaws

4.1

From and after the Effective Date, the Articles of Incorporation of AIN, as in effect at such date, shall be the Articles of Incorporation of the Surviving Corporation and shall continue in effect until the same shall be altered, amended or repealed as therein provided or as provided by law.

4.2

From and after the Effective Date, the bylaws of AIN, in effect at such date, shall be the bylaws of the Surviving Corporation and shall continue in effect until the same shall be altered, amended or repealed as therein provided or as provided by law.

Section 5.

Shareholder Approval, Effectiveness of Merger

This Agreement shall be submitted for approval to the shareholders of Action as provided by the Official Code of Georgia Annotated.  If this Agreement is duly authorized and adopted by the requisite vote or written consents of such shareholders and is not terminated and abandoned pursuant to the provisions of Section 6 hereof, this Agreement shall be executed, and this Agreement, or a certificate of Merger incorporating the terms of this Agreement as allowed by state law, shall be filed and recorded in accordance with the laws of the State of Nevada and Georgia as soon as practicable after the last approval by such shareholders.  The Board of Directors and the proper officers of the Constituent Corporations are authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the merger herein provided for.  The merger shall become effective on February 18, 2008 (said date is herein referred to as the "Effective Date").

Section 6.

Termination

At any time prior to the filing of the Articles or Certificate of Merger with the Secretary of State of Nevada, the Board of Directors of Action may terminate and abandon this Agreement, notwithstanding favorable action on the merger by the shareholders of either such corporation or earlier approval by the Boards of Directors of such corporations.

Section 7.

Miscellaneous

7.1

This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

7.2

This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the Constituent Corporations have each caused this Agreement to be executed, their respective corporate seals to be affixed and the foregoing attested, all by their respective duly authorized officers, as of the date hereinabove first written.

ACTION INDUSTRIES, INC. (Georgia)

By: /s/ Stephanie Passalaqua

Authorized Officer

ATTEST:

By: /s/ Inna Sheveleva

        Inna Sheveleva, Secretary

[CORPORATE SEAL]

ACTION INDUSTRIES, INC. (Nevada)

By: /s/ Stephanie Passalaqua

Authorized Officer

ATTEST:

By: /s/ Inna Sheveleva

        Inna Sheveleva, Secretary

[CORPORATE SEAL]

4